ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (the “Agreement”) is entered into on this _____ day of June (“Effective Date”), by and between Electrum Partners, LLC (“Company” or “EP”), a Nevada limited liability company with offices located at 3571 East Sunset Road, Suite 300, Las Vegas, NV 89120, and Indoor Harvest Corp (“Client”) a corporation duly formed, in good standing and operating under the laws of Texas with a primary address at 5300 East Freeway, Suite A, Houston, TX 77020.

RECITALS

A.	Company is a consulting firm with expertise and contacts in the legal Cannabis Industry (“Industry”). This includes close ties with many of the businesses in the Industry on a nationwide-basis, familiarity with business operations, marketing and branding, key political operators, political initiatives, and a broad network of business operators, investors, financial institutions and other involved parties.

B.	Client is interested in engaging Company to provide specific services assisting Client to operate in the Cannabis industry.

NOW THEREFORE, the parties hereto agree as follows:

1)	Services

Company will provide advisory services to Client as set forth in Exhibit A attached hereto “Services”.

2)	Compensation

a)	Client will compensate Company as set forth in Exhibit B, attached hereto “Compensation”.

b)	All payments described in Exhibit B consisting of cash shall be made in U.S. Dollars and submitted electronically as follows

ACH/Direct Deposit	Bank Name:	Wells Fargo Bank

	i. Name of Account Holder:	Electrum Partners, LLC
	ii. Routing Number:	321270742
	iii. Account Number:	5252435481

Electrum Partners, LLC

3571 East Sunset Road, Suite 300 Las Vegas, Nevada 89120

www.electrumpartners.com

3)	Acceleration and Late Fees

a)	If Client fails to pay by due date for any payment due hereunder, Client will have ten (10) days to cure (“Cure Period”) after the date that Notice to Cure is sent to Client by Company, which Notice will be effective if sent by 1st class mail and/or email. If delinquent payment is not received by Company within the Cure Period, all payments due hereunder will accelerate and the full balance of the complete unpaid amount will be immediately due and payable to Company.

b)	Late fees (“Late Fees”) shall be added to any amount of money due to Company pursuant to this Agreement which have not been paid by the due date (“Unpaid Principal”). The Late Fees will be 1.5% per month of all Unpaid Principal and will continue to accumulate until the Unpaid Principal is paid in full. Payments tendered to Company will be credited against Late Fees before any payments are credited against the Unpaid Principal.

4)	Independent Contractor

Both Client and Company agree that Company is an independent contractor in the performance of its duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Company, or any employee, agent or other authorized representative of Company, is a partner, joint venturer, agent, officer or employee of Client. Neither party shall have the authority or right to bind the other party to any agreement with a third party except that Company will have the right to bind Client to certain contracts with prior written approval of Client.

5)	No Legal or Accounting Advice

Although Company will work Client’s attorneys and accountants where appropriate and necessary, Company will not undertake to provide any legal or accounting advice to Client.

6)	Term /Termination

The Term, and any additional Termination provisions for this Agreement are set forth in Exhibit C, attached hereto (as “Term/Termination)

7)	Mutual Confidentiality, Non-Disclosure and Non-Circumvent

a)	During the term of this Agreement, the parties may disclose information to each other, which shall remain confidential. For purposes of this Agreement, “Information” shall mean any information, whether written, digital or verbal, which has been, or during the Term of this Agreement will be, furnished or disclosed by the party disclosing the Information (the “Discloser”) or its employees, consultants or agents, pertaining to or regarding the business, financial condition, sales, research, strategies, products, developments, methodologies, techniques, processes, plans, customers, distributors, suppliers, properties and operations of Discloser, and including without limiting the generality of the foregoing, all technical information of any nature whatsoever and all techniques, improvements, marketing plans, research or data, budgets, projections, forecasts, financing plans, time lines for implementation, inventions, trade secrets, know-how, discoveries, patents, patent applications, products, products in development, pricing, services, data, formulas, formulations, recipes, compositions, unpublished databases, clinical study results and protocols, access codes, computer programs, processes, drawings, designs, research, plans or specifications relating thereto.

Electrum Partners, LLC

3571 East Sunset Road, Suite 300 Las Vegas, Nevada 89120

www.electrumpartners.com

b)	The party receiving the Information (the “Recipient”) agrees that it shall keep the Information of the Discloser confidential in that it shall only use the Information in furtherance of the purposes of this Agreement and shall not disclose the Information to any 3rd party unless expressly permitted otherwise herein or by additional written agreement of the parties (“Obligation of Confidentiality”).

c)	Notwithstanding the foregoing, Discloser agrees that Recipient shall have no Obligation of Confidentiality with respect to any Information which:

i)	is already rightfully known to Recipient; or
ii)	is or becomes publicly known through no wrongful act of Recipient; or
iii)	is rightfully obtained by Recipient from a third party without similar restriction and without breach of this Agreement; or
iv)	is independently developed by Recipient without breach of this Agreement; or
v)	is disclosed pursuant to a Court order or as required by an agency of the United States Government under its applicable regulations, provided, however, that in such event Recipient shall notify Discloser in writing not less than 21 days in advance of any disclosure or planned disclosure.

d)	Discloser and Recipient further agree that the Information disclosed pursuant to this Agreement shall not include any third party proprietary or confidential information.

e)	Discloser shall retain title to all forms of the Information, including, but not limited to, written documentation disclosed pursuant to this Agreement and all copies thereof. Recipient shall not copy or reproduce, in whole or in part, any Information without written authorization from Discloser, except as reasonably required to accomplish the purposes stated in this Agreement.

f)	The Parties agree that, notwithstanding anything contained herein to the contrary, the Obligation of Confidentiality shall expire two years from the disclosure of any confidential Information, and shall survive the termination of this Agreement.

8)	Press Releases or Other Publicity

Client will not issue any press releases, public statements or public comment regarding this Agreement or its relationship with Electrum Partners, without the express written consent of Electrum Partners.

9)	Expenses

Client understands that throughout the course of providing its services, Electrum Partners may have out-of-pocket costs that will be required to be reimbursed, or paid for directly, by Client. Limited out-of-pocket costs, including travel, third parties, licensing/filing fees, etc., will be the responsibility of Client. Any and all reimbursable expenses shall be pre-approved by Client.

Electrum Partners, LLC

3571 East Sunset Road, Suite 300 Las Vegas, Nevada 89120

www.electrumpartners.com

10)	Other Clients

Nothing in this Agreement shall prevent Company from working for, representing or assisting other clients or customers for any reason in any capacity.

11)	Non-Solicitation/Non-Hire

During the Term, and for two (2) years following the Termination of this Agreement, Client will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment or hire or employ or seek to entice away from the Company or any of its Affiliates any employee of the Company or any of its Affiliates; provided, however, that this section shall not prohibit any advertisement or general solicitation (including through the use of executive recruiters) that is not specifically targeted at employees of the Company and its Affiliates, or prevent Client from offering employment to or employing, persons who respond to such advertisements or such general solicitations. Affiliates means any business concern, organization or individual under common control, by majority ownership or management contract

12)	Representations and Warranties

Client represents and warrants that:

a)	it is duly organized, validly existing and in good standing under the laws of the Jurisdiction of its formation;
b)	that it is properly licensed, authorized and permitted in any jurisdiction in which it conducts business;
c)	that it has carefully read and understood this Agreement;
d)	that it has full authority to enter into this Agreement and into the transactions contemplated hereby; and
e)	that entry into this Agreement will not conflict or cause conflict with the rights of any third parties who are not parties to this Agreement.

13)	Binding Effect

This Agreement shall be binding upon and inure to the benefit the parties and their respective heirs, successors and permitted assigns.

14)	Counterparts; Facsimile & Electronic Signatures

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that facsimile or digital signatures, such as those used in DocuSign, of this Agreement shall be deemed a valid and binding execution of this Agreement.

Electrum Partners, LLC

3571 East Sunset Road, Suite 300 Las Vegas, Nevada 89120

www.electrumpartners.com

15)	Notices & Contact Information

For Notices to Company:

Electrum Partners, LLC
ATTN: General Counsel
3571 East Sunset Road, Suite 300
Las Vegas, NV 89120
notices@electrumpartners.com

For Client Notices:

Indoor Harvest Corp

ATTN: Dan Weadock

5300 East Freeway, Suite A

Houston, TX 77020

dweadock@indoorharvest.com

16)	Jurisdiction

Jurisdiction and venue for any dispute, claim, or any other legal proceedings, in relation to this Agreement, lies in Clark County, Nevada. This Agreement shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of said state without regard to its conflict of law principals.

17)	Arbitration

Controversies or claims arising out of or relating to this Agreement, or the breach thereof, shall be resolved by the American Arbitration Association pursuant to its Rules of Commercial Arbitration, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, Arbitration hearings shall occur in Clark County, Nevada after an attempt is made by both parties to resolve the issue amicably. The prevailing party will be entitled to recover its reasonable attorney’s fees and costs.

18)	Limitation of Damages

Company shall not be liable to Client for any claim or damages of any kind, including, without limitation, any incidental, consequential, collateral damages, or lost profits that may arise or result from Company’s activities as contemplated hereunder, whether such claim be based on warranty, contract, tort or any other legal theory, even if Company has been advised of the possibility if such damages in advance, except for the case where Company may have been found by a duly authorized body of competent and final jurisdiction to have acted with willful misconduct. Notwithstanding the foregoing disclaimer, if a court or arbitrating body of competent jurisdiction determines that Company is liable for losses or damages for any reason, in no event shall the total liability exceed the amount of cash compensation paid to Company as provided herein.

19)	Waiver

No waiver by a party of any provision of this Agreement shall be considered a waiver of any other provision or any subsequent breach of the same or any other provision.

Electrum Partners, LLC

3571 East Sunset Road, Suite 300 Las Vegas, Nevada 89120

www.electrumpartners.com

20)	Assignment

This Agreement shall not be assignable by either party without written permission by the other party.

21)	Severability

If any condition or covenant herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way effect the other covenants and conditions contained herein.

22)	Multiple Parties

If more than one person or entity, or any combination thereof executes this Agreement on behalf of Client, each will be held jointly and severally liable for the obligations of Client.

23)	Entire Agreement

This is a complete agreement. It contains the entire understanding and agreement between the parties about the subject matter contained herein and supersedes any prior agreements. This Agreement may be amended only by a written document executed by all parties hereto.

24)	Headings

The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

25)	Construction

The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

[Signature Page Follows]

Electrum Partners, LLC

3571 East Sunset Road, Suite 300 Las Vegas, Nevada 89120

www.electrumpartners.com

IN WITNESS WHEREOF, the Client and Company have executed this Agreement as of the date first set forth above.

ELECTRUM PARTNERS, LLC:		INDOOR HARVEST CORP.

By:		By:
Name:	Leslie Bocskor	Name:	Daniel Weadock
Title:	President	Title:	Chief Executive Officer

Electrum Partners, LLC

3571 East Sunset Road, Suite 300 Las Vegas, Nevada 89120

www.electrumpartners.com

EXHIBIT A

SERVICES

Electrum Partners, LLC will provide Business Strategy Advisory Services for Indoor Harvest Corp.

Objectives:

1.	Work with INDQ senior management team to bring in appropriate and vetted capital partners from our extensive network of sources, to facilitate the company’s capital formation goals of raising three tranches over a 24-month period; an initial tranche of $1mm in Phase 1, a second raise of $Xmm+ by end of Phase 2, followed by a third raise of $Xmm+ by the end of Phase 3.
2.	Provide guidance, expertise, and associated data so that INDQ can determine what path to follow in the development and delivery of a communications strategy, overarching business strategy, ideal business structures and public markets strategies all focused on driving shareholder value
3.	Make available pertinent information relating to industry trends and key strategies for success
4.	Facilitate and collaborate on conversations with bankers, investors, and potential partners for the company’s growth, market reputation, institutional awareness and support.
5.	Identify, vet, and deliver potential strategic partners and business development opportunities that align with INDQ initiatives
6.	Assist in the identification of new markets, domestic and international for adult use and MMJ markets and jurisdictions, where in line with company goals
7.	Provide key insights revolving around government affairs and relationships that will benefit INDQ’s initiatives
8.	Work with INDQ senior management team to bring in appropriate and vetted Merger and/or Acquisition candidates that meet INDQ’s goals for revenue and fit with the INDQ plan, through the Electrum Partners Network, and work with the INDQ team through every element of any transaction.

●	Services:

○	Phase 1: Months 1 - 8

●	Receive and review all necessary INDQ internal documents relevant to the project
●	Develop a plan (capital stack) for raising necessary capital over the 24-month term of this engagement.
●	In conjunction with the INDQ team, answer the questions of requirements and timing for hiring key professionals to expedite the plan and facilitate decision making process for what path INDQ will follow
●	Decision points about public markets structure and approach as it regards spinoffs, consolidation and segregation of assets
●	Assist, with the cooperation of the INDQ team, in the raising of $1M in capital – if this cannot be completed by the end of month 6, the process will be near completion

Electrum Partners, LLC

3571 East Sunset Road, Suite 300 Las Vegas, Nevada 89120

www.electrumpartners.com

○	Phase 2: Months 9 – 16

●	With initial defined structure based on previous decision points, we will assist the INDQ team in the implementation of all strategic elements of the plan.
●	Relationships, recommendations and timing on

	●	Investment Bankers/Broker Dealers
	●	Investor Relations team/firm
	●	Public markets structure and approach as it regards spinoffs, consolidation and segregation of assets
	●	Securities Attorneys recommendations and strategy - who, when, where (existing or additional)
	●	Auditors and Audits recommendations and strategy - who, when, where (existing or additional)
	●	Strategy and recommendations on C-Level team building for key functions for public markets effectiveness and success
	●	Strategy and recommendations on Board of Directors membership and structure

●	All materials for INDQ that will affect the outcome and valuation of INDQ for Phase 2 and 3 Raise efforts ($Xmm+) to be reviewed and if needed revisited and revised. Electrum will provide feedback and guidance and final document production will be by the INDQ team.
●	Continue to monitor the performance of, and advise on strategy and changes to, all materials for INDQ that will affect the outcome and valuation of INDQ for Phase 3 capital raise ($5mm+) to be reviewed and if needed continually revisited and adjusted.

These include:

●	Offering documents
●	Websites and Social media platform presence
●	PR profile and overall market awareness and presence
●	Foundational Corporate documents
●	All financial documents, both current and projected

Electrum will provide feedback and guidance. Any final document production will be created by the INDQ team.

●	Develop Strategy and implementation of a Business Development and Partnership program to identity and develop the ideal partnerships and projects to enhance valuation, attractiveness of the project and generate revenue.
●	Assist, with the cooperation of the INDQ team, in the raising of $Xmm in capital – All preparation activities to be completed by the end of month 8, so the process will be ready for a Phase 2 and 3 executions, in either the public markets or through private market direct investors (PIPE), debt structures or other appropriate transaction types.

Electrum Partners, LLC

3571 East Sunset Road, Suite 300 Las Vegas, Nevada 89120

www.electrumpartners.com

○	Phase 3: Months 17 – 24

●	With final defined structure based on previous decision points, we will assist the INDQ team in the implementation of all strategic elements of the plan.
●	Continue to curate and manage relationships, providing recommendations and strategy for optimal outcomes from each of the following:

	●	Investment Bankers/Broker Dealers
	●	Investor Relations and Public Relations firms
	●	Broker Dealers, Investment Funds, and other key institutional support
	●	Securities Attorneys
	●	Auditors
	●	Strategy and recommendations on C-Level team building for key functions (CFO, etc.) for public markets effectiveness and success
	●	Strategy and recommendations on Board of Directors team building for key functions (outside directors, audit committee, compensation committee, etc.) for INDQ’s effectiveness and success in the public markets

●	Continue to monitor the performance of, and advise on strategy and changes to, all materials for INDQ that will affect the outcome and valuation of INDQ for Phase 3 capital raise ($Xmm+) to be reviewed and if needed continually revisited and adjusted.

These include:

●	Offering documents
●	Websites and Social media platform presence
●	PR profile and overall market awareness and presence
●	Foundational Corporate documents
●	All financial documents, both current and projected

Electrum will provide feedback and guidance. Any final document production will be created by the INDQ team.

●	Continue to provide Strategy and ongoing implementation of a Business Development and Partnership program to identity and develop the ideal partnerships and projects to enhance valuation, attractiveness of the project and generate revenue.
●	Ongoing strategic assistance and curation, with the cooperation of the INDQ team, in the completion of the capital formation goals for Phase 3 of $Xmm+, either in the public markets, or through private markets direct investors (PIPE), or debt structures appropriate to the business need, based on decision points made in Phases 1 and 2.

In order to successfully complete this project, Electrum Partners will have its full complement of staff and associated experts in related fields. We will provide weekly conversations with INDQ, updates, responses to INDQ’s questions, and requests for input from INDQ.

Electrum Partners, LLC

3571 East Sunset Road, Suite 300 Las Vegas, Nevada 89120

www.electrumpartners.com

EXHIBIT B

COMPENSATION

Compensation for the Services will be provided to Company as follows.

1) Compensation.

a)	Cash Component. In consideration for the performance of the consulting services described in Schedule A to this agreement, Electrum Partners shall be compensated $10,000 each month (“Monthly Fee”) for the term of this agreement. The initial payment will be due immediately upon the execution of this agreement, and following payments will be due on the 1st of every subsequent month for the Term of this Agreement.

Payment Schedule as follows:

Electrum Partners agrees to defer Monthly Cash Fees accrued from Execution Date until Sept 15th, 2018, at which time Monthly Payments begin as normal per the above. Defferment of such accrued Cash Fees will continue until such time as Client raises $1,000,000.00 at any time after execution of this Agreement, via any means, at which time all accrued deferred payments will become immediately due and payable by Client to Company.

b)	Equity Component. Client shall grant to Electrum Partners (or an entity controlled by Electurm such that Electrum is deemed to be the sole beneficial owner under Rule 13d-3 promulgated under the Exchange Act) an aggregate of 924,500 shares of restricted common stock of the Company, representing 3.7% interest in the Company, consistent with the grant and vesting schedule set forth in the table below; provided, however, that no grant shall be made, and no shares shall be issued with respect to any grant, if Electrum is not contracted by the Company on the respective date of grant as set forth in the table below.

Date of Grant	Number of Shares	Date of Vesting
Effective Date of Agreement	424,500	Effective Date
July 1, 2018	50,000	August 1, 2018
August 1, 2018	50,000	September 1, 2018
September 1, 2018	50,000	October 1, 2018
October 1, 2018	50,000	November 1, 2018
November, 2018	50,000	December 1, 2018
December 1, 2018	50,000	January 1, 2019
January 1, 2019	50,000	February 1, 2019
February 1, 2019	50,000	March 1, 2019
March 1, 2019	50,000	April 1, 2019
April 1, 2019	50,000	May 1, 2019
Total	924,500

With respect to each grant set forth in the table above, the shares subject to that grant will only vest if Electrum is contracted under the terms of this agreement on the date of vesting as set forth in the table above. If Electrum is not deemed under contract on a particular date of vesting, the shares that are subject to that grant will be forfeited by Electrum.

c)	In addition, if the Company, or any of its affiliates are funded or acquired by means of merger, consolidation, joint venture, exchange offer, purchase of securities or assets, or other transactions, by an entity, as a result of an introduction made by Electrum Partners during the period of this Agreement, or at any time prior to the second (2nd) anniversary of the execution of this agreement, regardless of any execution of the early termination clause (exhibit3.2), or if the Company uses the services of Electrum Partners in conducting or assisting in negotiations in structuring a transactions with any party, the Company shall vest all ownership previously granted on an accelerated basis, 100% of the unvested shares, at the closing of said transaction.

Electrum Partners, LLC

3571 East Sunset Road, Suite 300 Las Vegas, Nevada 89120

www.electrumpartners.com

EXHIBIT C

TERM/TERMINATION

1.	Term. This Agreement shall commence on the Effective Date for an initial term of Two Years (24 months) and shall be renewed for successive One Year (12-month) periods unless either party serves written notice of non-renewal a minimum of 60 days prior to the any renewal term.

2.	Early Termination. After 90 days from the Effective Date, either party may terminate this Agreement for any reason or no reason by providing 30 days written Notice of Termination (“30 Day Notice” or the “Notice”) to the other party. In such circumstance this Agreement will terminate 30 days after receipt of Notice with all obligations hereunder continuing until such 30-day termination.

3.	Upon termination, each party will be relieved of their obligations hereunder except for those which expressly survive termination.

Electrum Partners, LLC

3571 East Sunset Road, Suite 300 Las Vegas, Nevada 89120

www.electrumpartners.com